ADERA MINES LTD.

Compensation Policy for Non-Employee Directors

I. Introduction

Similar to its philosophy for the compensation of executive officers, the Board of Directors (the “Board”) of Adera Mines Ltd. (the “Company”) believes that the Company’s future success depends in part on its ability to attract and retain highly qualified individuals to serve on the Board. With this goal in mind, the Board periodically reviews the compensation arrangements for non-employee directors. Based on those reviews and the consideration of director compensation practices at comparable companies, the Board has from time to time approved certain compensation policies and practices which it believes are necessary to maintain a competitive compensation package for its non-employee directors. The Board has further concluded that it would be appropriate and useful to consolidate and formalize those policies and practices in one comprehensive document.

II. Scope of Policy

This policy governs the compensation of non-employee directors of the Company. For purposes of this policy, a “non-employee director” means a director who (i) is not employed as an officer or other employee of the Company or any of its subsidiaries and (ii) does not receive more than $60,000 in compensation, directly or indirectly, in the relevant year from the Company or any of its subsidiaries for services as a consultant or in any other capacity other than as a director.

III. Stock Option Awards

A. Initial Grants. Non-employee directors will receive a stock option grant of 250,000 shares of common stock upon their initial election or appointment to the Board. The exercise price will be 85% of the closing bid price of the common stock on the date of their appointment or election, as applicable. Options to purchase 130,000 shares will vest on appointment. The balance of 120,000 will vest in eight equal quarterly installments.

B. Grant Date, Duration, Acceleration. Unless otherwise specified in this policy, all stock options awarded to non-employee directors under this policy will (1) be non-qualified stock options, (2) have an effective grant date that is the same as the date used to determine the exercise price, (3) have a duration of ten years from the date of grant and terminate as to unvested options upon the resignation or removal of the non-employee director and (4) accelerate as to any unvested options upon a “Change in Control” of the Company as defined in the relevant option agreement.

IV. Expense Reimbursement

Non-employee directors are entitled to reimbursement for all reasonable and customary out of pocket and travel expenses incurred in the normal course of Company business.

VI. Administration and Interpretation

The Board will have complete discretion to resolve any questions relating to the administration or interpretation of this policy, and their decision will be final and binding on all non-employee directors. Unless otherwise required by the context, all references in this policy to a “year” refer to the calendar year.

VII. Amendments

The Board has adopted this policy based on the business and economic conditions in existence at the time of adoption and intends to periodically review the policy in light of changes in those conditions. Therefore, the Board reserves the right to amend this policy at any time and in any manner that it deems necessary, appropriate or desirable to reflect the best interests of the Company. The Board also reserves the right to vary from the policy from time to time without amending it and shall do so by resolution of the Board.

*** [END OF DOCUMENT] ***